Exhibit 99.1

news	1 Imation Place
Oakdale, MN 55128-3414
www.imation.com

Contact	Mary Rawlings-Taylor Imation Corp Phone 651-704-6796 Email: mjrawlings-taylor@imation.com
Imation Names GNC Executive David P. Berg to Board of Directors
     OAKDALE, Minn. (July 6, 2010)—Imation Corp. (NYSE: IMN), today announced that David P. Berg, Chief Operating Officer and Executive Vice President, Global Business Development, for General Nutrition Centers, Inc. (GNC) has been elected to Imation’s Board of Directors.
     “David Berg is an excellent addition to Imation’s Board of Directors,” said Linda W. Hart, Non-Executive Chairman of the Board. “David brings extensive experience in international operations as well as mergers and acquisitions in a variety of retail markets. We are pleased to add someone with his depth of strategic business development and retail expertise to our board.”
     Mark E. Lucas, Imation President, Chief Executive Officer, and Board member said, “David is a proven leader in competitive retail environments. As Imation continues to build on its core data storage, electronics, and accessories portfolio for both commercial and retail markets worldwide, we are confident that David’s background in international strategy development will provide significant value to the company.”
     Prior to his June 2010 appointment as Chief Operating Officer and Executive Vice President, Global Business Development at GNC, a leading global specialty retailer of nutritional products, Berg served as Executive Vice President, Global Business Development and Chief Operating Officer, International, of GNC. From 2002 to March 2009, Berg served in various senior leadership capacities for Best Buy, Inc., a multinational retailer of technology and entertainment products and services, in positions including Executive Vice President, International Strategy and Corporate Development; Chief Operating Officer, International; and Associate General Counsel.
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Imation Names GNC Executive David P. Berg to Board of Directors

Berg was previously President and Chief Operating Officer, International Division of Danka Business Systems, a United-Kingdom-based office equipment and solutions company. Berg holds a bachelor’s degree in Economics from Emory University; he earned his Juris Doctorate, with Honors, from the University of Florida College of Law.
     Berg was elected as a Class III board member, effective July 6, 2010, for a term to expire at the Annual Meeting of Shareholders to be held in 2011. Berg will serve on the Audit and Finance Committee and the Compensation Committee of the Board of Directors.
     In a separate announcement today, Imation also announced the appointment of Trudy A. Rautio, Executive Vice President and Chief Financial Officer of Carlson, to Imation’s Board of Directors. The additions of Berg and Rautio fill two previously vacated independent director seats, and are part of the Board’s overall succession planning in preparation for future scheduled retirements.
Other members of Imation’s eleven-member Board of Directors include:
•	Linda W. Hart, Non-Executive Chairman of the Board of Imation Corp. and Vice Chairman, President and Chief Executive Officer, Hart Group, Inc.
•	Michael S. Fields, Chief Executive Officer of KANA Software, Inc. and Chairman, The Fields Group
•	Charles A. Haggerty, Chief Executive Officer, Le Conte Associates, LLC and former Chairman, President and Chief Executive Officer, Western Digital Corporation
•	Ronald T. LeMay, Chairman of AirCell Inc., Chairman, October Capital and Razorback Capital and President and Managing Director of OpenAir Ventures
•	Raymond Leung, Chairman and Chief Executive Officer of TDK China Co., LTD, Senior Vice President of TDK Corporation Japan and Chairman of SAE Magnetics (HK) Ltd.
•	Mark E. Lucas, President and Chief Executive Officer of Imation Corp.
•	L. White Matthews, III, retired Executive Vice President and Chief Financial Officer, Ecolab Inc. and former Chief Financial Officer and Executive Vice President, Union Pacific Corporation
•	Glen A. Taylor, Chairman, Taylor Corporation and Owner, Minnesota Timberwolves (NBA) and Minnesota Lynx (WNBA).
•	Daryl J. White, retired President and Chief Financial Officer, Legerity, Inc., and former Senior Vice President of Finance and Chief Financial Officer, Compaq Computer Corporation
About Imation Corp.

Imation Names GNC Executive David P. Berg to Board of Directors

Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect, and connect their digital world. Our portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.’s global brand portfolio includes Imation, Memorex, XtremeMac, and TDK Life on Record brands. Additional information about Imation is available at http://www.imation.com.
Imation, the Imation logo, Memorex, the Memorex logo, “Is it live or is it Memorex?” and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.